UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2016

OMINTO, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway, Suite 307

Boca Raton, FL 33432

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: 561-362-2393

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 13, 2016, the board of directors of Ominto, Inc., a Nevada corporation (the “Company”), appointed Raoul Quijada to serve as an interim Chief Financial Officer (“CFO”) of the Company.

Mr. Quijada, age 54, is an employee of Resources Global Professionals, where he has served as a consultant since the beginning of 2016, and will join the Company on a contractual basis for up to twelve months from the effective date of his appointment. Mr. Quijada comes to Ominto Inc. with over 20-years experience bringing with him a significant record of leadership in several Fortune 500 Companies. Mr. Quijada started his career at Price Waterhouse Coopers LLP. Most recently, Mr. Quijada was employed by Afligo Marketing Services, Inc. where he served as the company’s Senior VP of Finance and Operations and was responsible for leading the functions of financial management and strategic planning as well as operations. Prior to that, he was the Senior Director of Finance at Newell Rubbermaid from 2005 through 2007, the Director of Strategic Planning & Analysis from 2003 to 2005, and the Director of Finance -LAC Division from 1998 to 2003.

As a Certified Six Sigma and proficient in the Six Sigma/Lean Principles, Mr. Quijada has used his expertise in Operational Excellence to lead several initiatives to increase efficiencies through the implementation of different mechanisms designed to improve core processes and measure operational effectiveness. Mr. Quijada attended New York University and Concordia University with a double major in Business Administration & Finance and holds a Master of Business Administration from the University of St. Thomas – Graduate School of Business in Minneapolis MN, and a Certificate of Professional Achievement in Leadership & Management from the Kellogg School of Management - Evanston, IL.

The Company may elect to hire Mr. Quijada as an employee after the payment of a hiring fee. The Company will pay Resources Global Professionals $135 per hour with a target of 40 hours per week in exchange for Mr. Quijada’s services. Mr. Quijada does not have any family relationship with any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMINTO, INC.

Date: June 17, 2016	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer

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